Exhibit 99.1

Press Release

Information for Investors:	Information for Media:

Bryan Hipsher	Michelle Kersch
Black Knight	Black Knight
904.854.3219	904.854.5043
bryan.hipsher@bkfs.com	michelle.kersch@bkfs.com

Black Knight Announces Amended and Restated Credit Facilities

JACKSONVILLE, Fla. – April 30, 2018 -- Black Knight, Inc., a Delaware corporation (NYSE:BKI) (“Black Knight” or “BKI”), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital market verticals, today announced that its indirect subsidiary, Black Knight InfoServ, LLC, a Delaware limited liability company (the “Borrower”) entered into an amended and restated senior secured credit facility (the “Facilities”), comprised of a $1.25 billion five-year senior secured term loan A facility and a $750 million five-year senior secured revolving credit facility (the “Revolver”). The Facilities will reduce borrowing costs and enhance financial flexibility and liquidity.

The proceeds of the Facilities were used to repay in full the indebtedness outstanding under the previous senior secured credit facility, and pay associated fees and expenses. The Facilities are guaranteed by BKI’s indirect subsidiary, Black Knight Financial Services, LLC (“BKFS LLC”), the Borrower and certain of the Borrower’s existing and future domestic subsidiaries and are secured by substantially all tangible and intangible assets of BKFS LLC, the Borrower and certain of the Borrower’s existing and future domestic subsidiaries.

About Black Knight
Black Knight (NYSE:BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.

As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to our ability to reduce borrowing costs and enhance financial flexibility and liquidity.
SOURCE: BLACK KNIGHT, INC.
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